 EXHBIT 4.1

DESCRIPTION OF SECURITIES

General

The following description summarizes the most important terms of our capital stock. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended (“Articles of Incorporation”) and Amended and Restated Bylaws (“Bylaws”), which are included as exhibits to our annual report on Form 10-K, of which this Exhibit 4.1 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Nevada Revised Statutes (the “NRS”), for additional information.

Common Stock

Our Articles of Incorporation provide authority for us to issue up to 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”). Under the NRS, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders. Our outstanding shares of Common Stock are fully paid and nonassessable.

Voting Rights. Holders of our Common Stock are entitled to one vote per share on all matters submitted to our stockholders for a vote. There are no cumulative voting rights in the election of directors. All elections of our Board of Directors at any meeting of our stockholders shall be determined by a plurality of the votes cast. Except as otherwise required by law, our Bylaws or the rules of any stock exchange upon which our company’s securities are listed, all other matters determined by our stockholders at a meeting shall be determined by a majority of the votes cast affirmatively or negatively.

Dividend Rights. Our shares of Common Stock are entitled to receive such dividends as may be declared and paid by our Board of Directors out of funds legally available therefor and to share ratably in the net assets, if any, of our company upon liquidation.

Preemptive Rights. Our stockholders have no preemptive rights to purchase any shares of our capital stock.

Choice of Forum. Our Articles of Incorporation provides that the Eighth Judicial District Court of Clark County, Nevada shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the NRS Chapters 78 or 92A, our Articles of incorporation or our Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. Notwithstanding this exclusive forum provision, the exclusive forum provision shall not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the “Securities Act”) or the respective rules and regulations promulgated thereunder.

Preferred Stock

Our Articles of Incorporation provides authority for us to issue up to 400,000 shares of preferred stock, par value $0.001 per share. Our Board of Directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares.

The rights of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of the Common Stock. Satisfaction of any dividend or liquidation preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends or liquidation amounts on Common Stock.

Warrants

Class A Pre-Funded Warrants

In May 2022, we issued and sold Class A Pre-Funded Warrants (the “Class A Pre-Funded Warrants”) to purchase an aggregate of 1,973,684 shares of our common stock at an offering price of $3.799 per Class A Pre-Funded Warrant in an underwritten public offering pursuant to a shelf registration on Form S-3.

Each Class A Pre-Funded Warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.001 per share. The Class A Pre-Funded Warrants do not expire and may be exercised at any time after their original issuance.

Under the Class A Pre-Funded Warrants, we may not effect the exercise of any Class A Pre-Funded Warrant, and a holder will not be entitled to exercise any portion of any Class A Pre-Funded Warrant, which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of our securities beneficially owned by the holder of the Class A Pre-Funded Warrant (together with its affiliates) to exceed 4.99% of the combined voting power of all of our securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Class A Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage upon at least 61 days’ prior notice from the holder to us; provided, that a holder of a Class A Pre-Funded Warrants may not increase such percentage to a percentage in excess of 19.99%.The exercise price of the Class A Pre-Funded Warrants and the number of shares of our common stock issuable upon exercise of the Class A Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. The Class A Pre-Funded Warrants also contain provisions that provide certain rights to holders in the event of a fundamental transaction, including a merger or consolidation with or into another entity, such as the right to receive the same amount and kind of consideration paid to the holders of our common stock in the fundamental transaction. The Class A Pre-Funded Warrants do not entitle the holders to any voting rights or any of the other rights or privileges to which holders of common stock are entitled.

As of September 8, 2023, we have 1,973,684 shares underlying the Class A Pre-Funded Warrants outstanding, of which there have been no exercises.

Class B Pre-Funded Warrants

In May 2022, we issued and sold Class B Pre-Funded Warrants (the “Class B Pre-Funded Warrants”) to purchase an aggregate of 10,947,371 shares of our common stock at an offering price of $3.799 per Class B Pre-Funded Warrant in an underwritten public offering pursuant to a shelf registration on Form S-3.

Each Class B Pre-Funded Warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.01 per share. The Class B Pre-Funded Warrants do not expire and may be exercised at any time after their original issuance.

Under the Class B Pre-Funded Warrants, we may not effect the exercise of any Class B Pre-Funded Warrant, and a holder will not be entitled to exercise any portion of any Class B Pre-Funded Warrant, which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) to exceed 4.99%, 9.99% or 19.99%, as applicable to the holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of our securities beneficially owned by the holder of the Class B Pre-Funded Warrant (together with its affiliates) to exceed 4.99%, 9.99% or 19.99%, as applicable to the holder, of the combined voting power of all of our securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Class B Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage upon at least 61 days’ prior notice from the holder to us; provided, that a holder of a Class B Pre-Funded Warrants may not increase such percentage to a percentage in excess of 19.99%.The exercise price of the Class B Pre-Funded Warrants and the number of shares of our common stock issuable upon exercise of the Class B Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. The Class B Pre-Funded Warrants also contain provisions that provide certain rights to holders in the event of a fundamental transaction, including a merger or consolidation with or into another entity, such as the right to receive the same amount and kind of consideration paid to the holders of our common stock in the fundamental transaction. The Class B Pre-Funded Warrants do not entitle the holders to any voting rights or any of the other rights or privileges to which holders of common stock are entitled.

As of September 8, 2023, we have 10,947,371 shares underlying the Class B Pre-Funded Warrants outstanding, of which there have been no exercises.

October 2021 Pre-Funded Warrants

In October 2021, we issued and sold pre-funded warrants (the “2021 Pre-Funded Warrants”) to purchase an aggregate of 1,661,461 shares of our common stock at an offering price of $6.49 per 2021 Pre-Funded Warrant in an underwritten public offering pursuant to a shelf registration on Form S-3.

Each 2021 Pre-Funded Warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.01 per share. The 2021 Pre-Funded Warrants do not expire and may be exercised at any time after their original issuance.

Under the 2021 Pre-Funded Warrants, we may not effect the exercise of any 2021 Pre-Funded Warrant, and a holder will not be entitled to exercise any portion of any 2021 Pre-Funded Warrant, which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% or 19.99%, as applicable to the holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of our securities beneficially owned by the holder of the 2021 Pre-Funded Warrant (together with its affiliates) to exceed 4.99% or 19.99%, as applicable to the holder, of the combined voting power of all of our securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the 2021 Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage upon at least 61 days’ prior notice from the holder to us; provided, that a holder of a 2021 Pre-Funded Warrants may not increase such percentage to a percentage in excess of 19.99%.The exercise price of the 2021 Pre-Funded Warrants and the number of shares of our common stock issuable upon exercise of the 2021 Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. The 2021 Pre-Funded Warrants also contain provisions that provide certain rights to holders in the event of a fundamental transaction, including a merger or consolidation with or into another entity, such as the right to receive the same amount and kind of consideration paid to the holders of our common stock in the fundamental transaction. The 2021 Pre-Funded Warrants do not entitle the holders to any voting rights or any of the other rights or privileges to which holders of common stock are entitled.

As of September 8, 2023, we have 1,661,461 shares underlying the 2021 Pre-Funded Warrants outstanding, of which there have been no exercises.

 Participating Warrants

In October 2020, we issued and sold 820,001 warrants (the “Participating Warrants”), and each 2020 Warrant entitles the holder to purchase 0.33 shares of our common stock at an exercise price of $19.50 per share of our common stock. Each 2020 Warrant is exercisable on or after October 9, 2020 and will expire on or prior to 5:00 p.m. (New York City time) on October 9, 2027. The 2020 Warrant were subsequently registered for resale by certain selling stockholders pursuant to a registration statement on Form S-3.

Under the Participating Warrants, we may not effect the exercise of any 2020 Warrant, and a holder will not be entitled to exercise any portion of any 2020 Warrant, which, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% or 19.99%, as applicable to the holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise. However, any holder may increase or decrease such percentage to any other percentage; provided, that a holder of 2020 Warrant may not increase such percentage to a percentage in excess of 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of the 2020 Warrant held by the holder. Any increase in such percentage will not be effective until the 61st day after such notice is delivered to the company. The exercise price of the Participating Warrants and the number of shares of our common stock issuable upon exercise of the 2020 Warrant is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. The Participating Warrants also contain provisions that provide certain rights to holders in the event of a fundamental transaction, including a merger or consolidation with or into another entity, such as (i) the right to receive the same amount and kind of consideration paid to the holders of our common stock in the fundamental transaction and (ii) the right to require the company to repurchase the unexercised portion of certain warrants at the warrant’s respective fair value using the Black Scholes option pricing formula. The Participating Warrants do not entitle the holders to any voting rights or any of the other rights or privileges to which holders of common stock are entitled.

As of September 8, 2023, we have 820,001 shares underlying the Participating Warrants outstanding, of which there have been no exercises.

Other Warrants

The Company has issued warrants in conjunction with debt and equity financings and for services from 2015 to 2019. Such warrants have various expiration dates and exercise prices.

Anti-Takeover Provisions

Provisions of the NRS, our Articles of Incorporation, and our Bylaws, as amended from time to time, could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of the NRS, our Articles of Incorporation, and our Bylaws are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock are available for our Board of Directors to issue without stockholder approval, subject to the rules of any stock exchange upon which our securities are listed. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of Common Stock could render it more difficult or discourage an attempt to obtain control of our company by means of a proxy context, tender offer, merger or other transaction since our Board of Directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our Articles of Incorporation 400,000 shares of preferred stock. Our board acting alone and without approval of our stockholders, subject to the rules of any stock exchange upon which our securities are listed, can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Bylaws

In addition, various provisions of our Bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our Bylaws contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our Bylaws also provide that subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire Board of Directors, may be removed only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then outstanding shares of our company then entitled to vote at an election of directors, voting together as a single class. Our Bylaws also reserve the exclusive right of the Board of Directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of our Board of Directors and gaining control of our Board of Directors by filling the resulting vacancies with its own nominees.

Our Bylaws also establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our Bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Nevada Anti-Takeover Statutes

Business Combination Statute

We are subject to the “business combination” provisions of Sections 78.411 to 78.444 of the NRS. In general, such provisions prohibit a Nevada corporation with 200 or more stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status or the combination is approved by the Board of Directors and thereafter is approved at a meeting of stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless (a) the transaction by which the person first became an interested stockholder was approved by the Board of Directors before the person became an interested stockholder; (b) the combination is later approved by a majority of the voting power held by disinterested stockholders; or (c) if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, or (ii) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” or any affiliate or associate of an interested stockholder having: (a) an aggregate market value equal to more than 5% of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation, and (c) more than 10% of the earning power or net income of the corporation.

An “interested stockholder” is generally defined to mean a beneficial owner of at least 10% of the outstanding voting power or an affiliate or associate of the corporation that has been a 10% beneficial owner within the preceding 2 years. The statutes could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Acquisition of Controlling Interest Statute

Nevada’s Acquisition of Controlling Interest Statute (NRS Sections 78.378-78.3793) applies only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, which conduct business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror do not prohibit its application. As of the date of this prospectus, we do not believe we have 100 stockholders of record who are residents of Nevada, although there can be no assurance that in the future the acquisition of controlling interest statutes will not apply to us.

Nevada’s Acquisition of Controlling Interest Statute, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. The statute specifies three thresholds that constitute a controlling interest: (a) at least one-fifth but less than one-third; (b) at least one-third but less than a majority; and (c) a majority or more, of the outstanding voting power. Once an acquiror crosses one of these thresholds, shares which it acquired in the transaction exceeding the threshold (or within ninety days preceding the date thereof) become “control shares” which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right.

A special stockholders meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner) and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition.

If no such request for a stockholders meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual stockholders meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror’s shares for redemption at the average price paid for the control shares by the acquiror.

In the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the “fair value” of their shares as determined by a court in dissenters rights proceeding pursuant to Chapter 92A of the NRS.

Limitation on Liability and Indemnification of Directors and Officers

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless the presumption that it is acting in good faith and on an informed basis with a view to the interests of the corporation has been rebutted, and it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 of the NRS also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) as not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NRS provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Unless otherwise restricted by the articles of incorporation, bylaws, or an agreement made by the corporation, Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, bylaws, or an agreement made by the corporation may require a corporation to advance such expenses upon receipt of such an undertaking. Section 78.751 of the NRS further permits a Nevada company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement; provided, however, that unless advanced or otherwise ordered by a court, indemnification may not be made to or on behalf of any director or officer finally adjudged by a court, after exhaustion of appeals, to be liable for intentional misconduct, fraud, or a knowing violation of law that was material to the cause of action.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation provides that an indemnitee shall also have the right to be paid by our company the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if NRS requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to our company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses or otherwise.

In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments and fines incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Articles of Incorporation and the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the United States Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent of our Common Stock is Issuer Direct Corporation. Their address is One Glenwood Avenue, Suite 1001, Raleigh, NC 27306.

Stock Exchange Listing

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “RZLT”.